Exhibit 10.17

Master Software as a Service Agreement

This Master Software as a Service Agreement (the “SaaS” and “Agreement” respectively) is entered into and effective as of the date of the final signature below (“Effective Date”), by and among Securitize, Inc., located at 100 Pine Street, Suite 1250, San Francisco, California 94111, United States and its Affiliates (as defined below), (“Client”), and Fireblocks, Inc. a Delaware corporation, located at 441 Ninth Ave, Floor 15, New York, NY 10001 (“Fireblocks”); and (each, a “Party” and collectively, the “Parties”).

Capitalized terms not defined herein shall have the meaning assigned to them in Schedule A (Definitions).

1.	Access and usage rights to Services.

1.1 The Service provides Client access and usage of the proprietary SaaS platform developed and owned by Fireblocks (and supporting services thereto), enabling Client to securely store, manage and administer its own holdings of digital assets in its Workspace directly on various blockchains using a combination of encrypted public and private keys (each such administrative environment a “Workspace”). Fireblocks may at its sole discretion also make additional services and/or software features available to Client from time to time (“Optional Services,” and together with the Workspaces, collectively the “Service”). However, in the event Fireblocks charges for the Optional Services, Client may refuse such Optional Services. Client’s selection of chargeable items offered as part of the Service, such as the initial number of Workspaces or Users, shall be set forth in the applicable Order Form(s), which collectively form an integral part of this Agreement.

1.2 Usage rights. Subject to Client’s compliance with the terms and conditions of this Agreement (including payment obligations), Order Form(s) and Schedule B (additional terms applicable to Optional Services during the Term, Fireblocks hereby grants to Client a subscription to access and use the Service on a non-exclusive, non-sublicensable, non-transferable basis for the Term.

1.3 Supported Tokens & Forks. Fireblocks supports only Supported Tokens. This means, and without limitation, Client shall not attempt to receive, request, send, store, or engage in any other type of transaction involving any token other than a Supported Token. Fireblocks will have no responsibility or liability if Client loses, burns, or otherwise cannot access or control any token that Fireblocks does not support. Additionally, Client acknowledges and agrees that (i) Fireblocks is not responsible for operation or failure of underlying digital asset protocols and further, makes no guarantee as to the functionality, security, or availability of such underlying protocols (including but not limited to delays caused by “hashing” and other blockchain errors); and (ii) if a Fork occurs, Fireblocks will not support the Forked protocol unless officially announced by Fireblocks, but will allow Client to transfer the affected digital asset.

2.	Usage Restrictions.

2.1 Client will not (or attempt to, and ensure it will not authorize or assist others to): (a) circumvent, disable or otherwise interfere with security-related features of the Services or features that enforce limitations on use of the Services; (b) disassemble, reverse engineer, modify, translate, alter or decompile all or any portion of the Services or otherwise discern the source code of the Services except and solely to the extent permitted under applicable law; (c) use the Services (i) on a service bureau or time sharing basis; or (ii) to provide services to third parties not in accordance with this Agreement; (d) distribute, copy, modify, duplicate, rent, lease, sublicense, assign, transmit, sell or otherwise transfer the Services or any of Client’s rights therein; (e) violate or abuse password protections governing access and usage of the Services; (f) interfere with the integrity or proper working of the Services; (g) use the Services in any unlawful manner or otherwise in breach of this Agreement; (h) delete, remove, obscure or in any manner alter the copyright, trademark, and other Fireblocks’ or any other third parties’ intellectual proprietary rights notices appearing on or in the Services or any component thereof; (i) use the Services in order to conduct any comparisons, competitive analysis, penetration testing, vulnerability assessment, aimed identified security vulnerability, or other benchmarking activities, either alone or in connection with any other Services or hardware without the prior written consent of the Fireblocks; (j) use the Services other than as permitted herein; and/or (k) use Fireblocks’ name and logo without Fireblocks prior written approval. Client will prevent any unauthorized access to, or the use of the Services and immediately notify Fireblocks of any such unauthorized access or use.

3.	Setup; Client Key Obligations.

3.1 Initial Setup. Following the Effective Date, Fireblocks will enable Client to access and use the Service. Client’s access and use of the Service will conform to the number of Workspaces set forth in the applicable Order Form, and Client will appoint an Owner for each Workspace within its Account. Following the creation of a digital wallet private key through the Service, Client is required to activate an encrypted share of the access credentials, which must be stored on a Client Device (the “Private Key Share”). Upon activation of the Private Key Share and during the initial onboarding process, Client will trigger the Service to generate a Recovery Passphrase to enable recovery of the Private Key Share (the “Recovery Passphrase”) and the Service will automatically provide a code which enables the reconstruction of the private keys for the wallets in the Workspace without any requirement of Fireblocks’ involvement (the “Full Key Recovery Package”). The Private Key Share, Recovery Passphrase and Full Key Recovery Package are collectively referred to as the “Client Keys”.

3.2 Recovery Process. Client may use the Recovery Passphrase to recover a Private Key Share in the event a Client Device containing a Private Key Share is lost, stolen, damaged, or otherwise inaccessible. Fireblocks doesn’t have the ability to create or access the Client Keys. Client acknowledges and agrees it must: (i) store the Client Keys in a secured, offline location, with strict protocols setting adequate security measures to protect the Client Keys; and (ii) from time to time, perform a recovery test to ensure the Full Key Recovery Package operates in accordance with Client’s recovery procedure. If Client loses the Client Keys, Fireblocks cannot assist Client in the retrieval of the lost Client Keys. Client acknowledges that under certain conditions, loss of the Client Keys can lead to permanent damage and complete loss of control over the Client’s digital assets, and the inability to recover the digital assets therein.

3.3 Recovery Process Backup. Client hereby expressly agrees (i) it is Client’s sole responsibility to backup the Client Keys; and (ii) Fireblocks will not be liable (whether directly or indirectly) for any loss suffered due to Client’s failure to comply with the recovery process recommendation under Section 3.2 immediately above. If requested by Client, Fireblocks may recommend a third party to directly provide Client with backup storage services. Client agrees such backup storage services will be provided in full by an external, unrelated to Fireblocks, third party and therefore Client hereby releases and forever discharges Fireblocks and its respective predecessors, successors and Affiliates, assignees, officers, directors, agents, and employees, as well as all other persons or entities named or unnamed, from all claims, demands, damages, costs, expenses, liens, actions or causes of action, whether known or unknown, that arise from or are in any way related to the services provided by such third party. Fireblocks is not responsible for any acts and/or omissions of any such service provider (including, without limitation, in compliance with applicable law, the service provider’s vendors’, breaches and misuse of any data provided hereunder).

3.4 Client Keys. Client acknowledges that only Client, through its Owners and Users, are permitted to use the Client Keys. Client will prevent any unauthorized access to, or use of, the Client Keys, and Client will notify Fireblocks immediately upon becoming aware of any access to or use of the Client Keys. Client is solely responsible for any consequences, losses, expenses, costs, and claims that may result due to any incorrect, neglectful, or unauthorized use of the Client Keys. Fireblocks has no responsibility for any loss or damage that may be incurred due to Client’s failure to secure the Client Keys pursuant to this Section 3.4 and Section 3.3 of this Agreement, including, but not limited to, a failed recovery of a wallet, loss of data, erroneous transmission of digital assets, loss of digital assets, and/or hacking by third parties. Client shall implement appropriate technical, organizational and security measures to make sure that Client’s Users have access to their individual Client Keys.

3.5 Client Keys; Security Breach Notification. Client shall notify Fireblocks of any security breach of, including unauthorized access to, the Service, any of the Client Keys, the Account, any User, or a Client network, endpoint, or system as soon as possible upon becoming aware of such event. Client shall cooperate in good faith with Fireblocks in the investigation of any suspected unauthorized access to or use of the Service using the Account, credentials or Client Keys, and any security breach.

3.6 Sanity Testing. Following the setup of each Workspace(s), development or deployment of a new smart contract, minting of a new token, or connection to a new exchange or counterparty, Client must test each such new Workspace(s), smart contract, token, or connection before executing a live transaction to ensure that the functionality is working as intended.

3.7 Insurance. Client shall be responsible for maintaining their own insurance policies. Fireblocks will provide Client with a copy of its certificate of insurance upon written request.

3.8 Users. Client will ensure that all Users comply with the terms and conditions of this Agreement and that Users will keep Account login details secure. Client is, and will remain, solely responsible for its internal policies and procedures with respect to delegating use of the Service to Users, and Client acknowledges that it will be bound by all actions taken on the Fireblocks platform and will be liable for any breach of this Agreement by its Users. Without derogating from the above, Fireblocks will not be responsible or liable in any way for any of the following: (a) any instance of unauthorized access or use of the Service by Users; and/or (b) any other third party using the Account to access to the Service (including in case of theft, embezzlement, or similar cases).

4.	Usage Data.

4.1 Usage Data. Through its use of the Service, Client may provide, upload, import, transmit, post, or make accessible to Fireblocks certain data (“Usage Data”). Client grants Fireblocks a royalty-free, fully paid, revocable, non-exclusive license to use, process, display, copy, modify, make derivative works of, and store the Usage Data solely in order to: (i) to provide the Services to Client; (ii) to administer and make improvements to the Service; and (iii) to collect and analyze aggregated anonymous information. Client acknowledges that the Services do not operate as an archive or file storage service. Client is solely responsible for the backup of Usage Data and Client alone can implement back up plans and safeguards appropriate for its requirements.

4.2 Rights in Usage Data. Client shall own all rights, title, and interest in and to the Usage Data. Client shall have sole responsibility for the reliability, integrity, accuracy, and quality of the Usage Data.

5.	Support Levels.

5.1	Support and maintenance services are provided according to the service level agreements set forth at fireblocks.com/sla (the “SLA”).

6.	Accessing Third Party Services.

6.1 Third Party Services. Client may access certain optional third-party services provided by external and independent third-party providers (“Third Party Services”) through the Fireblocks platform, in connection with Client’s use of the Services. Client hereby acknowledges and agrees that such Third-Party Services are provided directly by the Third Party and are completely in the relevant Third Party’s control. Third Party Services to Client are subject to the Third Party’s applicable terms and conditions. Fireblocks is not responsible for the quality of Third-Party Services provided by the Third Party to Client. By accepting the Third Party’s terms and conditions, Client is engaging directly with the Third Party and Fireblocks will not be liable for any acts or omissions of such Third Party, including failure of such Third-Party Service to perform to any particular standard. In no manner does Client’s ability to access Third Party Services via the Service constitute a recommendation or endorsement of those Third-Party Services by Fireblocks. Client agrees to comply with all applicable Third-Party terms and conditions when accessing the Third-Party Services through the Services.

6.2 Usage Data. In order to use Third Party Services via the Service, Client may need to provide certain information to the Third Party. Client acknowledges and agrees that Fireblocks may share any data (including without limitation, Usage Data) Client provides when using such Third-Party Service to the applicable Third Party for the sole purpose of facilitating the integration of Service with the Third-Party Services. Client hereby authorizes and consents to Fireblocks sharing only such data as is necessary to ensure the smooth functioning of the Third-Party Services.

6.3 Optional Services. In addition, Client has the option to use and/or add Optional Services that will be used in connection with the Services. A list of such Optional Services and their description and additional terms are attached hereto as Schedule B. Client represents and warrants that it will ensure that Users are aware of and understand the terms of this Agreement and any relevant terms of the Optional Services.

6.4 Disclaimer of Accuracy of Third-Party Content. Fireblocks cannot warrant and does not warrant that the Third-Party content available on the Services is accurate, complete, reliable, current, or error-free.

6.5 Disclaimer of Errors Attributable to Third Party Services. In the event that a transaction is not completed due to a Third Party, or any other error occurs as a result of a Third Party (including without limitation errors that occur on any supported blockchain), Fireblocks is not responsible for any claim, liability, expenses, losses, costs, and/or claims resulting from such Third-Party content.

6.6 No Warranty by Fireblocks. CLIENT IS SOLELY RESPONSIBLE FOR ITS CHOICE AND USE OF OPTIONAL SERVICES AND ANY THIRD-PARTY SERVICES OFFERED THROUGH THE SERVICE AND NOTWITHSTANDING SECTIONS 12 (LIMITED WARRANTIES AND DISCLAIMER OF WARRANTIES) AND 14 (LIMITATION OF LIABILITY) BELOW, FIREBLOCKS AND ITS AFFILIATES MAKE NO WARRANTIES, WHETHER EXPRESS OR IMPLIED (BY LAW OR OTHERWISE), AND HEREBY DISCLAIM ALL LIABILITY, WITH RESPECT TO SUCH OPTIONAL SOFTWARE SERVICE AND THIRD-PARTY SERVICE.

7.	DeFi Applications and Staking.

7.1 As part of the Services, Fireblocks offers its clients the option to access decentralized finance (“DeFi”) applications and/or proof of stake networks (“Staking”). Fireblocks may offer some of these services through Third Parties. All the terms and conditions contained in Section 6 (Accessing Third Party Services) above will be fully applicable in its entirety to all DeFi and Staking services provided through Third Party Services. The incentives for the Third-Party Services vary and are typically calculated subject to the protocols of the applicable network.

7.2 FIREBLOCKS RESERVES THE RIGHT TO INITIATE OR TERMINATE CONNECTIVITY WITH ANY DEFI APPLICATION OR STAKING SERVICE PROVIDER, OR MODIFY THE RULES FOR PARTICIPATION, AT ANY TIME IN ITS SOLE DISCRETION BY PROVIDING CLIENT AT LEAST FIVE (5) DAYS PRIOR NOTICE.

7.3 Interactions with DeFi Applications. Unless otherwise specified, DeFi applications are offered by Third Parties. Fireblocks makes no representations or guarantees regarding the operation of any particular DeFi application or protocol, and Fireblocks makes no statements, claims, representations or warranties about the security, functionality, or accuracy of representations regarding any DeFi service, including in circumstances where a transaction to or from a DeFi application originates or terminates from a Fireblocks wallet.

7.4 FIREBLOCKS DOES NOT REPRESENT, WARRANT OR GUARANTEE: (i) THE RETURN OF ANY PRINCIPAL AMOUNT OF DIGITAL ASSETS TRANSFERRED TO A DEFI APPLICATION OR STAKING NETWORK; OR, (ii) ANY PROCEEDS, RETURNS OR REWARDS OFFERED OR ADVERTISED IN CONNECTION WITH ANY DEFI APPLICATION OR STAKING SERVICE.

7.5 Distribution of Staking Rewards. Unless otherwise specified, proceeds from Staking and DeFi programs are calculated, rewarded, and distributed by Third Parties. Fireblocks makes no representations or guarantees regarding the calculation or distribution of proceeds in connection with Client’s use of Staking or DeFi services. Client acknowledges that any complaint regarding the calculation or distribution of proceeds should be directed to the Third Parties providing the Third-Party Service, and Fireblocks has no obligation or responsibility to act as intermediary to any complaint or dispute as may arise between Client and a DeFi application or Staking service provider. With respect to Ethereum Staking specifically, Fireblocks makes no guarantees regarding any conversion between any Ethereum network protocols that Client may be required to perform in connection with a DeFi application or Staking service. IF AN ETHEREUM NETWORK CONVERSION OR UPGRADE FAILS FOR ANY REASON, FIREBLOCKS WILL NOT BE RESPONSIBLE FOR THE LOST ASSETS.

7.6 Slashing Penalties. A Staking Third Party may, on occasion, determine that proceeds were erroneously rewarded, or that proceeds should not be rewarded, and such determinations may result in the application of a “slashing penalty.” Fireblocks makes no guarantees that any of Client’s digital assets that are transferred to a Staking network will not be subject to a slashing penalty. In the unlikely event that Client’s digital assets are subject to a slashing penalty, Client acknowledges that it is solely responsible for resolving the complaint with the relevant Third Party.

7.7 Transaction Authorization Policy. Interacting with the DeFi and Staking Third Party may require changes in the Fireblocks Transaction Authorization Policy of Client. Client understands and accepts the risk of making changes to the Fireblocks Transaction Authorization Policy. It is Client’s sole responsibility to conduct diligence on the consequences of any Transaction Authorization Policy changes and approve them.

7.8 Use of APIs. Fireblocks may make open-source scripts and external utilities to interact with DeFi and staking applications available to Client through API. The API access that is required is broad and can reduce the level of Fireblocks policy security for Client. It is the Client’s sole responsibility to audit and diligence the script and/or utilities, validate that the script files are not compromised in their system or networks and maintain strict protocols around the security of the API key.

7.9 Downtime Incidents. Some DeFi applications and Staking services are time sensitive. Client acknowledges that its inability to interact with a DeFi application or Staking service within certain timeframes may result in monetary loss, including from liquidations or fluctuations in market prices. Client acknowledges that Fireblocks makes no representations regarding the suitability of its Service for interacting with time sensitive DeFi applications and Staking services, and Fireblocks accepts no responsibility for the impact of any unavailability, downtime, or delays in interacting with such services through the Fireblocks Service.

7.10 Assumption of Risk. Fireblocks’ sole responsibility with respect to DeFi and Staking services is transmitting information over the Fireblocks’ nodes into the respective blockchain network. Fireblocks makes no representations or warranties of any kind as to the consequences of Client transferring digital assets to a DeFi application or Staking service.

8.	Pricing and Payment

8.1 Subscription Fee. Client shall pay Fireblocks the subscription Fees. Unless otherwise set forth in an applicable Order Form, the Fee are due and payable in full annually upon execution of this Agreement and the Order Form.

8.2 Payment Terms. Unless otherwise specified in the Order Form, all Fees shall be due and payable within [***] days from the date of the invoice, and Client shall affect payment of all Fees by wire transfer, credit card or as otherwise specified in the Order Form. If Client does not pay the Fees in full by the due date, the overdue amount shall be subject to a late fee equal to [***]% per month or, if less, the maximum amount allowed by applicable law. Additionally, Fireblocks may cease providing the Services in the event of a failure to pay undisputed invoices in accordance with Section 8.3 below.

8.3 Taxes. All amounts and Fees payable hereunder shall not be subject to any set-off or deduction. All Fees are exclusive of any applicable taxes, duties, and similar governmental charges, and, except with respect to income taxes of Fireblocks, Client is responsible for payment of all such amounts, including sales and use tax, value added tax (VAT), withholding taxes, export, import, and other duties imposed by any governmental agency in connection with this Agreement. For the avoidance of doubt, Client agrees to classify all payments made under this Agreement to be for Services and at no time will Client characterize said payments to be royalties. Client agrees to hold harmless Fireblocks from all claims and liability arising from Client’s failure to report or pay such taxes, duties, or other governmental charges.

9.	Term and Termination

9.1 Term. Unless terminated earlier in accordance with the terms of this Agreement, this Agreement and the access and usage rights granted under Section 1 above is effective for the period set forth in the applicable Order Form (the “Initial Term”). Following the Initial Term (or a Renewal Term as the case may be), this Agreement may be renewed for additional periods by executing a subsequent Order Form (each a “Renewal Term,” and together with the Initial Term collectively the “Term”), unless either Party provides the other Party with notice of termination of this Agreement at least thirty (30) days prior to the expiry of the then-current Renewal Term. If Client continues to use the Services past any Renewal Date, Client shall be deemed to have renewed the Agreement for the following Renewal Term. For the avoidance of doubt, Fireblocks may update its Fees upon a Renewal Term by providing Client with thirty (30) days’ notice.

9.2 Termination for Breach. Either Party may terminate this Agreement at any time by giving written notice to the other Party if the other Party commits a material breach of any term of this Agreement, and, if curable, fails to cure the breach, within thirty (30) days after being given written notice, specifying details of the breach, and requiring the same to be remedied.

9.3 Suspension of Services. If Client does not pay the Fees in accordance with the terms of this Agreement and the applicable Order Form, Fireblocks, in its sole discretion, upon ten (10) days of written notice to Client may suspend, block and/or restrict Client’s access to and usage of the Service.

9.4 Effect of Termination. Upon termination, Client shall: (i) immediately stop access and cease use of the Service; (ii) transfer and remove all the amounts deposited or transferred to its Workspace(s) and ensure that no amounts will be transferred to the Account following termination; and (iii) return to Fireblocks any and all of Fireblocks Confidential Information then in its possession. Fireblocks shall not be liable for any transfers to Client’s wallets following the termination of the Agreement. Following the Termination or expiration of this Agreement, Client has the sole responsibility to remove any and all digital assets from its Workspace(s) and acknowledges that Fireblocks is not liable for any assets in Client’s Workspace.

9.5 Survival. All provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement including, but not limited to, Sections 2, 4, 9, 10, 11, 12, 14, and 17 shall survive any expiry or termination of this Agreement.

10.	Proprietary Rights

10.1 Intellectual Property Rights. All rights, titles, and interests, including any Intellectual Property rights evidenced by or embodied in, attached, connected, and/or related to the Services and any and all improvements and derivative works thereof, are and shall remain owned solely by Fireblocks. This Agreement does not in any manner whether directly or indirectly convey to Client any rights, interest, or license in or to the Services other than as the right to access and use the Services as expressly stated herein or in any Order Form. Nothing herein constitutes a waiver of Fireblocks’ Intellectual Property rights under any applicable law. Nothing in this Agreement excludes the liability of Client for any breach, infringement or misappropriation of Fireblocks Intellectual Property rights.

10.2 Feedback. Any improvements made to the Service due to any Feedback shall belong exclusively to Fireblocks and shall be considered Fireblocks’ Intellectual Property. Client hereby irrevocably and unconditionally transfers and assigns to Fireblocks all Intellectual Property rights it may have in any developments made as a result of such Feedback and waives any and all moral rights that Client may have in respect thereto. It is further understood that use of Feedback, if any, may be made by Fireblocks at its sole discretion, and that Fireblocks in no way shall be obliged to make use of any kind of the Feedback or part thereof.

10.3 Intellectual Property. Except for rights expressly granted under this Agreement, nothing in this Agreement will transfer any of either Party’s Intellectual Property rights to the other Party, and each Party will retain exclusive interest in, and ownership of, its Intellectual Property developed prior to this Agreement or developed outside the scope of this Agreement.

11.	Confidential Information

11.1 Nondisclosure of Confidential Information. Each Party shall take reasonable measures, at least as protective as those taken to protect its own Confidential Information, but in no event less than reasonable care, to protect the disclosing Party’s Confidential Information from disclosure to a third party. The receiving Party’s obligations under this Section 11, with respect to any Confidential Information of the disclosing Party, shall not apply to and/or shall terminate if such information: (a) was already lawfully known to the receiving Party at the time of disclosure by the disclosing Party; (b) was disclosed to the receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the receiving Party has become, generally available to the public; or (d) was independently developed by the receiving Party without access to, or use of, the disclosing Party’s Confidential Information. Neither Party shall use or disclose the Confidential Information of the other Party except for performance of its obligations under this Agreement. The receiving Party shall only permit access to the disclosing Party’s Confidential Information to its respective employees, consultants, Affiliates, agents, and subcontractors having a need to know such information.

11.2 Effect of Termination. Upon any termination of this Agreement, each Party shall return to the other Party all confidential information of the other Party, and all copies thereof, in the possession, custody or control of the Party unless otherwise expressly provided in this Agreement. All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the disclosing Party.

11.3 Permitted Disclosure. The receiving Party may also disclose Confidential Information to the minimum extent required by an order of any court of competent jurisdiction or any regulatory, judicial, governmental, or similar body or any taxation authority of competent jurisdiction. Before the receiving Party discloses any Confidential Information pursuant to this Section 11.3 it shall, to the extent permitted by law, use reasonable endeavors to give the disclosing Party as much notice of this disclosure as possible.

12.	Limited Warranties; Disclaimer of Warranties

12.1 Representations. Each Party warrants that (i) it has the power and authority, and has taken all corporate action required, to enter into and fully perform this Agreement; and (ii) its entry into and performance of this Agreement does not and will not, violate any agreement to which it is bound.

12.2 Fireblocks’ Representations. Fireblocks further warrants the Service: (a) will perform materially in accordance with the applicable Documentation (as defined below); and (b) the use of the Service in accordance with the terms of this Agreement, will not introduce any malicious code into Client’s systems. In case of failure of the abovementioned warranties, Client will immediately notify Fireblocks of such failure, and Fireblocks will make commercially reasonable efforts to repair or replace the non-conforming Service. The Security Reports will be provided upon request.

12.3 Client’s Representations. Client further represents and warrants that it will comply with all applicable laws and shall ensure that its digital assets activities comply with all applicable laws and regulations, including but not limited to consumer protection, e-money licenses, anti-bribery, anti-corruption, money laundering, or terrorist financing laws and regulations. Additionally, Client represents and warrants that It is Client’s sole responsibility for reporting and paying any applicable tax obligations that arise from Client’s use of DeFi and Staking services and all transactions in connection therewith.

12.4 EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION, THE SERVICE AND THE SERVICES PROVIDED BY FIREBLOCKS TO CLIENT ARE PROVIDED “AS IS” AND FIREBLOCKS AND ITS SUPPLIERS, IF ANY, MAKE NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE SERVICE, AND SPECIFICALLY DISCLAIM THE WARRANTIES OF MERCHANTABILITY FITNESS FOR A PARTICULAR PURPOSE, TO THE MAXIMUM EXTENT POSSIBLE BY LAW. FIREBLOCKS DOES NOT WARRANT THAT THE SERVICE WILL MEET CLIENT’S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION OR BE ERROR FREE.

12.5 LIABILITY FOR CLIENT MODIFICATIONS. FIREBLOCKS HAS NO RESPONSIBILITY FOR ANY DAMAGE RESULTING FROM, INCLUDING, BUT NOT LIMITED TO, ANY DAMAGE TO THE ACCOUNT, AND THE WARRANTY DOES NOT APPLY TO ANY SECURITY BREACH RESULTING FROM: (i) ANY MODIFICATIONS OR ALTERATION OF THE SERVICE, ITS FUNCTIONALITY, OR CAPABILITIES THAT IS NOT MADE BY FIREBLOCKS OR ITS AGENTS; AND/OR (ii) BY MALICIOUS CODE, MALWARE, BOTS, WORMS, TROJANS, BACKDOORS, EXPLOITS, CHEATS, FRAUD, HACKS, HIDDEN DIAGNOSTICS, OR OTHER MECHANISMS TO DISABLE SECURITY OR CONTENT PROTECTION THAT IS RESULTING FROM CLIENT’S NETWORK OR SYSTEM.

12.6 Blockchain/Node Errors/Failures. In the event that the Service does not accomplish a transaction due to an error or failure related to operation of the underlying blockchain or protocol of any supported digital asset (including delays caused by “hashing” and other blockchain errors), Fireblocks is not responsible for any claim, liability, expenses, losses, costs, and/or claims related thereto. Fireblocks shall have no responsibility for any damages caused due to a blockchain and/or node downtime or failure irrespective of cause.

12.7 Additional Risk Disclosures. Fireblocks has no control over and makes no representations regarding the value of digital assets, or the security of their networks or protocols. Fireblocks does not own or control the underlying software protocols which govern the operation of digital assets.

12.8 Monitoring. Fireblocks enables Client to utilize its digital assets while stored in the Workspace; however, Fireblocks is an automated platform and does not manually monitor or control the status of transactions or balances within the Workspace. Client must review its own internal ledger and the wallet balances to ensure that the transaction is reflected in accordance with the notification provided by the Service prior to reattempting a “FAILED” transaction or crediting an end-user if using a reconciliation process following a notification of a “COMPLETED” transaction.

12.9 Deposit Control Feature. Client may customize the number of confirmations required from a blockchain before funds will be credited to its wallet by customizing various logical rules within the Service (the “Deposit Control’’ feature). Client is solely responsible in the event a transaction is unsuccessful in being added to the blockchain in the event it configures the Deposit Control feature to a threshold below the recommended value.

13.	Indemnities

13.1 Indemnification by Fireblocks. Fireblocks agrees to indemnify, defend, and hold harmless Client from and against third party IP Infringement Claims arising out of Client’s use of the Service and Fireblocks will pay any damages or judgments awarded in a final judgment against Client that are attributable to such claim, provided that Client complies with the Indemnification Process set forth herein. Notwithstanding the foregoing, Fireblocks shall have no responsibility for Excluded Claims. If the Service becomes, or in Fireblocks’ opinion is likely to become, the subject of an IP Infringement Claim, then Fireblocks may, at its sole discretion: (a) procure for Client the right to continue using the Service; (b) replace or modify the Service to avoid the IP Infringement Claim; or (c) if options (a) and (b) cannot be accomplished despite Fireblocks’ reasonable efforts, then Fireblocks may terminate this Agreement and provide a refund for any amount prepaid by Client for the remaining unused period of the Term.

13.2 Indemnification by Client. Client agrees to indemnify, defend, and hold harmless Fireblocks from and against (i) Excluded Claims; (ii) Client’s breach of any Optional Software Service terms or third party terms; and (iii) Client’s breach of Sections 2 (Usage Restrictions) or 3 (Setup; Client Keys Obligations) above and Client will pay any damages or judgments awarded in a final judgment against Fireblocks that are attributable to such claim, provided that Fireblocks complies with the Indemnification Process set forth herein.

13.3 Indemnification Process. Pursuant to the terms set forth under this Section 13.3, the Party seeking indemnification shall: (i) promptly notify the indemnifying Party of any claim in writing;

(ii) grant the indemnifying Party the sole authority to conduct the defense or settlement of such claim, provided that the indemnifying Party shall not settle any claim that requires the indemnified Party to pay monetary damages or is subject to injunctive relief without the indemnified Party’s written consent; and (iii) provide the indemnifying Party all reasonable information and assistance at the indemnifying Party’s expense. Notwithstanding the forgoing, the indemnified Party shall be able to participate in any defense at its own expense.

13.4 Sole and Exclusive Remedy. This Section 13 states Fireblocks’ entire liability, and Client’s exclusive remedy, for claims or alleged or actual infringement.

14.	Limitation of Liability

EXCEPT FOR CLIENT’S MISAPPROPRIATION OR OTHERWISE VIOLATION OF FIREBLOCKS’ INTELLECTUAL PROPERTY RIGHTS INCLUDING MISUSE OF THE LICENSE GRANTED HEREUNDER (“LIABILITY EXCLUSIONS”), NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF REVENUE, REPUTATION, OR PROFITS, DATA, OR DATA USE.

EXCEPT FOR THE LIABILITY EXCLUSIONS, EITHER PARTY’S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RESULTING DIRECTLY FROM THIS AGREEMENT, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNTS ACTUALLY PAID TO FIREBLOCKS IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM. THIS LIMITATION OF LIABILITY IS CUMULATIVE TO THE TERM OF THE AGREEMENT (AS EXTENDED OR OTHERWISE) AND NOT PER INCIDENT; PROVIDED, HOWEVER, THE LIMITATIONS IN THIS SECTION 14 DO NOT APPLY TO PAYMENTS DUE TO FIREBLOCKS UNDER THIS AGREEMENT.

THE LIMITATIONS SET FORTH IN THIS SECTION 14 SHALL APPLY EVEN IF CLIENT’S REMEDIES UNDER THIS AGREEMENT FAIL THEIR ESSENTIAL PURPOSE.

15.	Force Majeure

Neither Party shall be liable to the other for any performance delay or failure to perform hereunder, due to Force Majeure Event, provided the affected Party gives prompt notice to the other and makes reasonable efforts to resume performance as soon as possible. The Party not affected by such act, omission or condition may terminate this Agreement upon written notice if the other Party remains unable to perform because of any circumstances described in this Section 15 for a period of more than sixty (60) days. It is hereby clarified that neither an occurrence of a Force Majeure Event or the termination of this Agreement in connection therewith shall relieve either Party from its obligations to pay the other any outstanding payments due under this Agreement.

16.	Export Controls and Trade Sanctions Compliance

Client agrees that Client use of the Service will comply with the Export Control Laws. Client represents and warrant that (i) Client is not a citizen of, or located within, a country or territory that is subject to comprehensive U.S. trade sanctions or other significant trade restrictions (including without limitation Crimea, Cuba, Iran, North Korea, and Syria); (ii) Client is not identified on any U.S. government restricted party lists (including without limitation the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, administered by OFAC, and the Denied Party List, Entity List and Unverified List, administered by BIS); and (iii) that no content created or submitted by Client is subject to any restriction on disclosure, transfer, download, export or re-export under the Export Control Laws. Client agrees that Client will not use the Service to disclose, transfer, download, export, or re-export, directly or indirectly, any content to any country, entity or other party which is ineligible to receive such items under the Export Control Laws or under other laws or regulations to which Client may be subject. Client acknowledges that the Services may not be available in all jurisdictions and that Client is solely responsible for (a) complying with the Export Control Laws; and (b) monitoring them for any modifications. Fireblocks may immediately terminate this Agreement upon written notice to Client if Fireblocks reasonably believes that Client is in violation of this Section 16.

17.	Beta Services.

17.1 Beta Services. From time to time, Fireblocks may make in-development or testing services or features (the “Beta Services”) available to Client at no charge. Client may choose to try such Beta Services or not at its sole discretion. The Beta Services may contain bugs or errors. Any participation in or use of the Beta Services is at Client’s sole risk. Client acknowledges that Fireblocks may discontinue the Beta Services at any time in its sole discretion, and may never make the Beta Service generally available.

17.2 Disclaimer of Warranty. THE BETA SERVICES ARE PROVIDED “AS-IS,” EXCLUSIVE OF ANY WARRANTY WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. FIRBELOCKS DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. FIREBLOCKS DISCLAIMS ALL LIABILITY FOR ANY HARM OR DAMAGES CAUSED BY ANY THIRD-PARTY HOSTING PROVIDERS.

18.	Miscellaneous

18.1 Governing Law & Jurisdiction. This Agreement shall be governed by and construed under the laws of Delaware, USA, without reference to principles and laws relating to the conflict of laws. The competent courts of Delaware shall have the exclusive jurisdiction with respect to any dispute and action arising under or in relation to this Agreement.

18.2 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement or any applicable Order Form, Fireblocks may seek injunctive relief or other relief necessary to prevent or restrain a breach of this Agreement in any jurisdiction.

18.3 Entire Agreement. This Agreement, together with the Order Form, the SLA, the Optional Software Service terms, any Schedules, and the Documentation represents the complete agreement concerning the subject matter hereof and supersedes any prior or contemporaneous agreements between the Parties with respect to the subject of this Agreement. The Agreement may be amended only by a written agreement executed by both Parties.

18.4 Severance. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be deemed modified or excluded to the extent necessary so that it is no longer invalid, in violation of law or unenforceable and all remaining provisions shall continue in full force and effect.

18.5 Order of Precedence. In the event of a conflict between any terms set forth in the documents listed in Section 17.3 of this Agreement, the controlling term shall be the term set forth in the Order Form, except for Section 9.1 (Term) above of this Agreement, then the Optional Software Service terms, then this Agreement, then any Schedules, and finally the SLA.

18.6 Relationship of the Parties. This Agreement does not, and shall not be construed to create any relationship, partnership, joint venture, employer-employee or agency relationship between the Parties, or authorize either Party to act as an agent for the other, and neither Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including, but not limited to, the making of any representation or warranty the assumption of any obligation or liability and the exercise of any right of power).

18.7 Waiver. Any failure or delay by a Party to require compliance by the other Party with any of the terms, or exercise any right or remedy, provisions, warranties, covenants or conditions of this Agreement will in no way affect such Party’s right to enforce the same, nor will any waiver by a Party of any breach of any term, provision, warranty, covenant or condition of this Agreement constitute a waiver of any succeeding breach.

18.8 Rights and Remedies. Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

18.9 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, whose consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement may be assigned by either Party in connection with a merger, consolidation, sale of all of the equity interests of the assigning Party, or a sale of all or substantially all of the assets of the assigning Party to which this Agreement relates; provided that Fireblocks may terminate this Agreement immediately if it determines it cannot do business with the purported assignee due to its internal policies or due to any obligations under applicable law.

18.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. No counterpart shall be effective until each Party has provided to the other at least one executed counterpart.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Fireblocks, Inc.		Securitize, Inc.

By:	/s/ Irena Libov	By:	/s/ Carlos Domingo
Name:	Irena Libov	Name:	Carlos Domingo
Title:	GC	Title:	CEO

Date:	Aug 17, 2023	Date:	Aug 17, 2023

Schedule A
Definitions

Definitions.

1.1 “Account” refers to one or more Workspaces Client may access as part of its agreement to use the Service.

1.2 “Affiliate” shall mean any entity, individual, agent, employee, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Client.

1.3 “BIS” means the U.S. Department of Commerce’s Bureau of Industry and Security.

1.4 “Client Device” means any supported device controlled by Client or its Users.

1.5 “Confidential Information” means all knowledge, information, or materials of whatever nature and in whatever form (whether provided in writing or orally) relating to the disclosing party and made available or provided by or on behalf of the disclosing party to the recipient whether before, on or after the Effective Date. It specifically includes the terms of this Agreement and information relating to: (i) any and all proprietary technology and products, including technical data, data record layouts, trade secrets, know-how, research, prototypes, improvements, processes, plans, calculations, designs, requirements, architecture, structures, models, methods, product plans, databases and database tables, ideas or concepts, opinions, reports, services, software, inventions, techniques, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering and hardware configuration information; (ii) the operations and business or financial statements and projections, product pricing and marketing, financial or other strategic business plans or affairs, accounting matters, tax matters, subscriber numbers and forecasts, content providers identity and business models; (iii) all summaries, notes, memoranda, analyses, compilations, studies or other documents prepared by or on behalf of the recipient to the extent that they contain or are derived from Confidential Information; (iv) information collected or developed by a party regarding its customers; (v) any actual or perceived system vulnerability, whether identified by Fireblocks or Client; and (vi) all other information which would reasonably be considered to be proprietary or confidential in nature.

1.6 “Documentation” shall mean the SLA and the Security Reports.

1.7 “Excluded Claim” means any and all third party claims, actions, suits, liabilities, costs, and expenses alleging that the Service infringes Intellectual Property rights of a third party and that such infringement is resulting from or based on: i) modifications to the Service made by Client or its’ representatives or designees, or at their direction; (ii) Client’s failure to implement software updates provided by Fireblocks specifically to avoid infringement; or (iii) combination or use of the Service with equipment, devices or software not supported or provided by Fireblocks or not in accordance with the terms of this Agreement.

1.8 “Export Control Laws” mean applicable export control and trade sanctions laws, rules, and regulations, including without limitation the regulations administered by BIS and OFAC.

1.9 “Fee” means any fees set forth in an applicable Order Form.

1.10 “Feedback” is any input or suggestions (including, but not limited to, questions, comments, feature improvement requests, or the like) regarding the Services made by Client to Fireblocks.

1.11 “Force Majeure Event” means any act, omission or condition beyond the reasonable control of the affected party including, but not limited to the following events: acts of God, flood, draught, earthquake or other natural disaster, epidemic or pandemic, terrorist attack, civil war, armed conflict, nuclear, chemical or biological contamination, any law or any action taken by a government or public authority, including without limitation imposing an export or import restriction, quota or prohibition, interruption or failure of utility services.

1.12 “Fork(ed)” refers to a change in protocol rules affecting a digital asset.

1.13 “Intellectual Property” means patents (including patent for software and business methodology), rights to apply for patents, trademarks, trade names, service marks, domain names, copyrights and all applications and registration of such worldwide, schematics, industrial models, inventions, know-how, trade secrets, computer software programs, and other intangible proprietary information.

1.14 “IP Infringement Claim” means any and all third-party claims, actions, suits, liabilities, costs, and expenses alleging that the Service, when used as permitted under this Agreement, infringes Intellectual Property rights of a third party.

1.15 “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

1.16 “Optional Software Service” includes any additional services Client elects to use in conjunction with the Workspace and in accordance with this Agreement.

1.17 “Order Form” means a document executed by the Parties setting forth the Term of this Agreement, the Fees, and any additional terms.

1.18 “Owner” means the administrative user appointed by Client for each Workspace that has ultimate authority over the administration of such Workspace.

1.19 “Security Reports” means each of the SOC 2 Type 2, ISO 27001, ISO 27017, and ISO 27018 attestation(s) of certification.

1.20 “Supported Tokens” are those protocols/tokens/transactions as may be displayed in the Web Console from time-to-time.

1.21 “Users” refer to the Owner and any individual users authorized by Client to use or otherwise have access to the Service.

1.23 “Web Console” is the user interface and the information contained therein made available as part of the Service.

Schedule B
Optional Services